Exhibit 99.1

            News Release

FOR IMMEDIATE RELEASE

ACCO BRANDS POSTS RECORD SALES AND
STRONG EARNINGS GROWTH FOR FOURTH QUARTER
AND FULL YEAR 2021

LAKE ZURICH, ILLINOIS, February 15, 2022 - ACCO Brands Corporation (NYSE: ACCO) today announced its fourth quarter and full year results for the period ended December 31, 2021.

Full Year

•Record net sales were $2.03 billion, up 22.4 percent; comparable sales up 5.0 percent
•EPS was $1.05, up 61.5 percent versus prior year; adjusted EPS was $1.41, up 48.4 percent
•Gross margin improved 70 bps
•Generated free cash flow of $138.4 million (operating cash flow of $159.6 million less $21.2 million of capex)
•Reduced debt $130.5 million

Fourth Quarter

•Record net sales were $570.3 million, up 24.0 percent; comparable sales up 8.4 percent, all segments posted increases
•EPS was $0.55, up 77.4 percent versus prior year; adjusted EPS was $0.54, up 38.5 percent
•Generated free cash flow of $108.3 million (operating cash flow of $115.6 million less $7.3 million of capex)
•Reduced debt $123.5 million

"Our strategy of shifting the business toward faster growing, consumer- and technology-centric categories and channels is bearing excellent results with record sales in the fourth quarter and full year 2021. We delivered strong earnings and free cash flow in the quarter and for the year, expanded margins, raised our dividend, and reduced debt. Our hard work, investments, and portfolio changes over the past few years have positioned us well for organic sales and profit growth. We have good business momentum and expect similar comparable sales growth and continuing profit and free cash flow improvements in 2022," said Boris Elisman, Chairman and Chief Executive Officer of ACCO Brands.

Full Year

Net sales increased 22.4 percent to $2.03 billion from $1.66 billion in 2020 primarily because of PowerA, which added $249.6 million, or 15.1 percent. Comparable sales increased 5.0 percent driven by higher sales prices and increased volume as offices and schools reopened. Favorable foreign exchange added $38.1 million, or 2.3 percent.

Operating income was $151.0 million versus $112.4 million in 2020. Adjusted operating income was $227.9 million compared with $160.5 million in the prior year. Both increases were due to sales growth and improved gross margin. PowerA's operating contribution was $49.8 million before a charge of $19.0 million related to the change in fair value of the contingent consideration related to the earnout, and $15.4 million of amortization. Restructuring costs were $4.9 million lower and favorable foreign exchange added $4.5 million.

Net income was $101.9 million, or $1.05 per share, compared with $62.0 million, or $0.65 per share, in 2020 due to higher operating income, partly offset by $7.5 million of higher interest expense. Adjusted net income was $136.8 million compared with $91.5 million in 2020 due to higher adjusted operating income. Adjusted earnings per share were $1.41 compared with $0.95 in 2020.
Business Segment Results

ACCO Brands North America - Sales of $1,042.4 million increased 26.8 percent from $822.1 million in 2020, primarily due to PowerA, which added $199.8 million. Favorable foreign exchange added $7.4 million, or 0.9 percent. Comparable sales of $835.2 million increased 1.6 percent due to higher sales prices. Volume was flat as a decline in the first quarter related to COVID-19 impacts was offset by subsequent improvement.

Operating income was $121.9 million versus $83.0 million in 2020, up 46.9 percent. Adjusted operating income of $154.6 million increased 49.7 percent from $103.3 million in 2020. Both increases primarily were due to long-term cost reductions and lower inventory charges, partially offset by normal SG&A expense as the prior period benefited from many pandemic-related, short-term cost reduction measures. PowerA contributed $23.2 million and restructuring charges were $3.2 million lower. Higher sales prices were more than offset by cost increases related to logistics and commodities. (The change in the fair value of the contingent consideration for PowerA is not allocated against segment results.)

ACCO Brands EMEA - Sales of $662.9 million increased 26.5 percent from $523.9 million in 2020, primarily from higher demand due to economic recovery and market share gains. PowerA added $37.5 million and favorable foreign exchange added $22.1 million, or 4.2 percent. Comparable sales of $603.3 million increased 15.1 percent, mainly due to improved volume.

Operating income of $61.7 million increased from $51.6 million in 2020 due to $8.6 million from PowerA and $2.1 million from favorable foreign exchange. Adjusted operating income rose to $77.2 million from $65.8 million in 2020 for the same reasons noted above. Strong increases in operating income in the first half were partially offset by declines in the second half primarily due to lower gross profit caused by higher logistics and commodity costs. SG&A expenses were higher as the prior period benefited from many pandemic-related, short-term cost reduction measures, including $2.1 million of higher government assistance.

ACCO Brands International - Sales of $320.0 million increased 3.5 percent from $309.2 million in 2020 due to $12.3 million from PowerA, and favorable foreign exchange of $8.6 million. Comparable sales were $299.1 million, down 3.3 percent, as higher pricing was offset by lower volume related to the continuing impact of COVID-19, particularly in Brazil and Mexico.

Operating income of $31.6 million increased from $15.6 million in 2020 due to lower reserves for bad debt and inventory expenses, the benefit of long-term cost reductions, and PowerA, which added $2.6 million. Adjusted operating income of $40.6 million increased from $25.6 million due to these same factors, which were partially offset by higher expenses as the prior year benefited from many pandemic-related, short-term cost reduction measures, including $4.0 million of higher government assistance. Foreign exchange increased operating income $1.2 million.

Fourth Quarter Results

Net sales increased 24.0 percent to $570.3 million from $460.1 million in 2020 primarily due to $79.4 million from PowerA and strong organic growth, partly offset by unfavorable foreign exchange of $7.9 million, or 1.7 percent. Comparable sales were $498.8 million, up 8.4 percent as a result of higher pricing and improved consumer demand related to more in-person office and school use.

Gross profit rose as a result of higher volume and long-term cost savings. Gross margin was flat as increased pricing was offset by higher logistics and commodity costs, particularly in EMEA where margins were lower.
The Company reported operating income of $63.6 million compared with $42.2 million in 2020. The increase primarily was due to higher sales, long-term cost reductions, and lower bad debt and inventory reserves. These factors were partially offset by normalized expenses. PowerA's operating contribution was $20.5 million before $3.1 million of amortization and $2.5 million related to the change in fair value of the contingent consideration related to the earnout.

Adjusted operating income was $79.1 million, which excludes amortization and contingent consideration, compared with $58.1 million in 2020, primarily due to higher sales, long-term cost reductions, and lower bad debt and inventory reserves, partially offset by normal expense levels.

Net income was $53.5 million, or $0.55 per share, compared with $29.8 million, or $0.31 per share, in 2020 due to higher operating income and a lower income tax expense that reflected a reversal of a valuation allowance on foreign tax credits. Adjusted net income was $53.1 million, or $0.54 per share, compared with $37.1 million, or $0.39 per share, in 2020 primarily due to higher adjusted operating income.

Capital Allocation and Dividend

For the full year, the Company had $159.6 million of cash flow from operating activities, reduced debt $130.5 million, paid $25.8 million in dividends, and spent $21.2 million in capital expenditures. The Company's strategy is to deploy cash to fund dividends, reduce debt, repurchase stock and make acquisitions.

For the fourth quarter, the Company generated $115.6 million in cash from operating activities, reduced debt $123.5 million, paid $7.2 million in dividends, and spent $7.3 million in capital expenditures.

On February 14, 2022, ACCO Brands' board of directors declared a regular quarterly cash dividend of $0.075 per share. The dividend will be paid on March 29, 2022, to stockholders of record as of the close of business on March 18, 2022.

Outlook

"We are entering 2022 in excellent shape and with strong momentum. We expect to have another year of record sales and record adjusted earnings per share, significant free cash flow growth and winning market place performance," concluded Elisman.

For the full year, sales are expected to grow in a range of 1 percent to 6 percent, including a 1-percent negative impact from foreign exchange. Adjusted earnings per share are expected to be in a range of $1.48 to $1.58, including a 2-cent adverse impact from foreign exchange.

The Company is projecting at least $165 million of free cash flow (at least $190 million in operating cash flow minus approximately $25 million in capital expenditures). Due to the Company's normal seasonality, it generates the majority of its cash flow in the fourth quarter.

In the first quarter, the Company expects a sales increase of approximately 2.5 percent, which includes a 2.5-percent negative impact from foreign exchange. Adjusted EPS is expected to be in a range of $0.06 to $0.10.

Management Transition

The Company also announced that Neal Fenwick, Executive Vice President and Chief Financial Officer, plans to retire this year after a 37-year career with the Company. A search for his successor is underway. Mr. Fenwick will remain active full-time until his successor is named and will assist with the transition.

Webcast

At 8:30 a.m. EST on February 16, 2022, ACCO Brands Corporation will host a conference call to discuss the Company's fourth quarter and full year 2021 results. The call will be broadcast live via webcast. The webcast can be accessed through the Investor Relations section of www.accobrands.com. The webcast will be in listen-only mode and will be available for replay following the event.

About ACCO Brands Corporation

ACCO Brands Corporation is one of the world's largest designers, marketers and manufacturers of branded academic, consumer and business products. Our widely recognized brands include AT-A-GLANCE®, Esselte®, Five Star®, GBC®, Kensington®, Leitz®, Mead®, PowerA®, Quartet®, Rapid®, Rexel®, Swingline®, Tilibra®, and many others. Our products are sold in more than 100 countries around the world. More information about ACCO Brands, the Home of Great Brands Built by Great People, can be found at www.accobrands.com.

Non-GAAP Financial Measures
In addition to financial results reported in accordance with generally accepted accounting principles (GAAP), we have provided certain non-GAAP financial information in this earnings release to aid investors in understanding the Company's performance. Each non-GAAP financial measure is defined and reconciled to its most closely related GAAP financial measure in the "About Non-GAAP Financial Measures" section of this earnings release.

Forward-Looking Statements

Statements contained in this earnings release, other than statements of historical fact, particularly those anticipating future financial performance, business prospects, growth, operating strategies and similar matters, results of operations, liquidity and financial condition, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and assumptions of management based on information available to us at the time such statements are made. These statements, which are generally identifiable by the use of the words "will," "believe," "expect," "intend," "anticipate," "estimate," "forecast," "project," "plan," and similar expressions, are subject to certain risks and uncertainties, are made as of the date hereof, and we undertake no duty or obligation to update them. Because actual results may differ materially from those suggested or implied by such forward-looking statements, you should not place undue reliance on them when deciding whether to buy, sell or hold the company's securities.

Our outlook is based on certain assumptions, which we believe to be reasonable under the circumstances. These include, without limitation, assumptions regarding both the near-term and long-term impact of the COVID-19 pandemic on the economy and our business, our customers and the end-users of our products, and other changes in the macro environment; changes in the competitive landscape; impact of fluctuations in foreign currency; acquisitions and the other factors described below.

Among the factors that could cause our actual results to differ materially from our forward-looking statements are: the scope and duration of the COVID-19 pandemic, government actions and other third-party responses to it and the consequences for global and regional economies, uncertainties regarding when the risks of the pandemic will subside and how geographies, distribution channels and consumer behaviors will evolve over time in response to the pandemic, and the adequacy of our cost-savings measures and our other actions to manage the business through this uncertain period; the impacts of global supply chain disruptions, inflationary, commodity, and raw material cost increases and shortages of computer chips on our operations, sales and profitability; a relatively limited number of large customers account for a significant percentage of our sales; risks associated with shifts in the channels of distribution for our products; issues that influence customer and consumer discretionary spending during periods of economic uncertainty or weakness; risks associated with foreign currency fluctuations; challenges related to the highly competitive business environment in which we operate; our ability to develop and market innovative products that meet consumer demands and to expand into new and adjacent product categories; our ability to successfully expand our business in emerging markets and the exposure to greater financial, operational, regulatory, compliance and other risks in such markets; the continued decline in the use of certain of our products; risks associated with seasonality; the sufficiency of investment returns on pension assets, risks related to actuarial assumptions, changes in government regulations and changes in the unfunded liabilities of a multi-employer pension plan; any impairment of our intangible assets; our ability to secure, protect and maintain our intellectual property rights; our ability to grow profitably through acquisitions; our ability to successfully integrate acquisitions and achieve the financial and other results anticipated at the time of acquisition, including planned synergies; the failure, inadequacy or interruption of our information technology systems or supporting infrastructure; risks associated with a cybersecurity incident or information security breach, including that related to a disclosure of personally identifiable information; risks associated with outsourcing production of certain of our products, information technology systems and other administrative functions; risks associated with changes in the cost or availability of raw materials, labor, transportation and other necessary supplies and services and the cost of finished goods; the bankruptcy or financial instability of our customers and suppliers; product liability claims, recalls or regulatory actions; risks associated with our indebtedness, including limitations imposed by restrictive covenants, our debt service obligations, our ability to comply with financial ratios and tests, and the phase out of the London Interbank Offered Rate; a change in or discontinuance of our stock repurchase program or the payment of dividends; risks associated with the changes to U.S. trade policies and regulations, including increased import tariffs and overall uncertainty surrounding international trade relations; the impact of negative and unexpected tax consequences; the impact of litigation or other legal proceedings; our failure to comply with applicable laws, rules and regulations and self-regulatory requirements, the costs of compliance and the impact of changes in such laws; our ability to attract and retain key employees; the volatility of our stock price; risks associated with circumstances outside our control, including those caused by public health crises, such as the occurrence of contagious diseases like COVID-19, war, terrorism and other geopolitical incidents; and other risks and uncertainties described in "Part I, Item 1A. Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2020, "Part I, Item 1A. Risk Factors" in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, and in other reports we file with the Securities and Exchange Commission.

For further information:

Christine Hanneman        Julie McEwan
Investor Relations        Media Relations
(847) 796-4320        (937) 974-8162

ACCO Brands Corporation and Subsidiaries
Condensed Consolidated Balance Sheets

	(unaudited)
(in millions)	December 31, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$41.2	$36.6
Accounts receivable, net	416.1	356.0
Inventories	428.0	305.1
Other current assets	39.6	30.5
Total current assets	924.9	728.2
Total property, plant and equipment	656.4	657.8
Less: accumulated depreciation	(441.8)	(416.4)
Property, plant and equipment, net	214.6	241.4
Right of use asset, leases	105.2	89.2
Deferred income taxes	115.9	136.5
Goodwill	802.5	827.4
Identifiable intangibles, net	902.2	977.0
Other non-current assets	26.0	49.0
Total assets	$3,091.3	$3,048.7
Liabilities and Stockholders' Equity
Current liabilities:
Notes payable	$9.4	$5.7
Current portion of long-term debt	33.6	70.8
Accounts payable	308.2	180.2
Accrued compensation	56.9	41.0
Accrued customer program liabilities	101.4	91.4
Lease liabilities	24.4	22.6
Current portion of contingent consideration	24.8	10.4
Other current liabilities	149.9	134.8
Total current liabilities	708.6	556.9
Long-term debt, net	954.1	1,054.6
Long-term lease liabilities	89.0	76.5
Deferred income taxes	145.2	170.6
Pension and post-retirement benefit obligations	222.3	317.1
Contingent consideration	12.0	7.8
Other non-current liabilities	95.3	122.5
Total liabilities	2,226.5	2,306.0
Stockholders' equity:
Common stock	1.0	1.0
Treasury stock	(40.9)	(39.9)
Paid-in capital	1,902.2	1,883.1
Accumulated other comprehensive loss	(535.5)	(564.2)
Accumulated deficit	(462.0)	(537.3)
Total stockholders' equity	864.8	742.7
Total liabilities and stockholders' equity	$3,091.3	$3,048.7

ACCO Brands Corporation and Subsidiaries
Consolidated Statements of Income (Unaudited)
(In millions, except per share data)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2021	2020	% Change	2021	2020	% Change
Net sales	$570.3	$460.1	24.0%	$2,025.3	$1,655.2	22.4%
Cost of products sold	392.2	317.0	23.7%	1,410.4	1,162.8	21.3%
Gross profit	178.1	143.1	24.5%	614.9	492.4	24.9%
Operating costs and expenses:
Selling, general and administrative expenses	99.1	88.6	11.9%	392.6	336.3	16.7%
Amortization of intangibles	11.1	8.7	27.6%	46.3	32.8	41.2%
Restructuring charges	1.8	3.6	(50.0)%	6.0	10.9	(45.0)%
Change in fair value of contingent consideration	2.5	—	NM	19.0	—	NM
Total operating costs and expenses	114.5	100.9	13.5%	463.9	380.0	22.1%
Operating income	63.6	42.2	50.7%	151.0	112.4	34.3%
Non-operating expense (income):
Interest expense	10.3	10.1	2.0%	46.3	38.8	19.3%
Interest income	(0.7)	(0.2)	NM	(1.9)	(1.0)	90.0%
Non-operating pension income	(2.3)	(1.2)	91.7%	(7.9)	(5.6)	41.1%
Other (income) expense, net	(0.9)	0.8	NM	3.1	1.6	93.8%
Income before income tax	57.2	32.7	74.9%	111.4	78.6	41.7%
Income tax expense	3.7	2.9	27.6%	9.5	16.6	(42.8)%
Net income	$53.5	$29.8	79.5%	$101.9	$62.0	64.4%

Per share:
Basic income per share	$0.56	$0.31	80.6%	$1.07	$0.65	64.6%
Diluted income per share	$0.55	$0.31	77.4%	$1.05	$0.65	61.5%

Weighted average number of shares outstanding:
Basic	95.8	94.6		95.5	94.9
Diluted	97.5	96.0		97.1	96.1

Cash dividends declared per common share	$0.075	$0.065		$0.270	$0.260

Statistics (as a % of Net sales, except Income tax rate)
	Three Months Ended December 31,			Twelve Months Ended December 31,
	2021	2020		2021	2020
Gross profit (Net sales, less Cost of products sold)	31.2%	31.1%		30.4%	29.7%
Selling, general and administrative expenses	17.4%	19.3%		19.4%	20.3%
Operating income	11.2%	9.2%		7.5%	6.8%
Income before income tax	10.0%	7.1%		5.5%	4.7%
Net income	9.4%	6.5%		5.0%	3.7%
Income tax rate	6.5%	8.9%		8.5%	21.1%

ACCO Brands Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Twelve Months Ended December 31,
(in millions)	2021	2020
Operating activities
Net income	$101.9	$62.0
Amortization of inventory step-up	3.0	—
Loss on disposal of assets	0.1	0.2
Deferred income tax expense	(21.0)	(7.6)
Change in fair value of contingent liability	19.0	—
Depreciation	39.4	37.9
Other non-cash items	—	1.1
Amortization of debt issuance costs	2.8	2.4
Amortization of intangibles	46.3	32.8
Stock-based compensation	15.2	6.5
Loss on debt extinguishment	3.7	—
Changes in balance sheet items:
Accounts receivable	(77.6)	101.6
Inventories	(131.8)	2.2
Other assets	(1.2)	14.7
Accounts payable	131.2	(68.8)
Accrued expenses and other liabilities	26.3	(58.2)
Accrued income taxes	2.3	(7.6)
Net cash provided by operating activities	159.6	119.2
Investing activities
Additions to property, plant and equipment	(21.2)	(15.3)
Cost of acquisitions, net of cash acquired	15.4	(339.4)
Net cash used by investing activities	(5.8)	(354.7)
Financing activities
Proceeds from long-term borrowings	659.7	438.6
Repayments of long-term debt	(766.3)	(151.9)
Proceeds of notes payable, net	3.7	2.1
Payment for debt premium	(9.8)	—
Payments for debt issuance costs	(10.5)	(3.2)
Repurchases of common stock	—	(18.9)
Dividends paid	(25.8)	(24.6)
Payments related to tax withholding for stock-based compensation	(0.9)	(1.8)
Payments of contingent consideration	(0.4)	—
Proceeds from the exercise of stock options	3.1	4.4
Net cash (used) provided by financing activities	(147.2)	244.7
Effect of foreign exchange rate changes on cash and cash equivalents	(2.0)	(0.4)
Net increase in cash and cash equivalents	4.6	8.8
Cash and cash equivalents
Beginning of the period	36.6	27.8
End of the period	$41.2	$36.6

About Non-GAAP Financial Measures
This earnings release contains non-GAAP financial measures. We explain below how we calculate and use each of these non-GAAP financial measures and a reconciliation of our current period and historical non-GAAP financial measures to the most directly comparable GAAP financial measures follows.

We use our non-GAAP financial measures both to explain our results to stockholders and the investment community and in the internal evaluation and management of our business. We believe our non-GAAP financial measures provide management and investors with a more complete understanding of our underlying operational results and trends, facilitate meaningful period-to-period comparisons and enhance an overall understanding of our past and future financial performance.

Our non-GAAP financial measures exclude certain items that may have a material impact upon our reported financial results such as restructuring charges, transaction and integration expenses associated with material acquisitions, the impact of foreign currency fluctuation and acquisitions, unusual tax items and other non-recurring items that we consider to be outside of our core operations. These measures should not be considered in isolation or as a substitute for, or superior to, the directly comparable GAAP financial measures and should be read in connection with the Company’s financial statements presented in accordance with GAAP.

Our non-GAAP financial measures include the following:

Comparable Net Sales: Represents net sales excluding the impact of material acquisitions with current-period foreign operation sales translated at prior-year currency rates. We believe comparable net sales are useful to investors and management because they reflect underlying sales and sales trends without the effect of acquisitions and fluctuations in foreign exchange rates and facilitate meaningful period-to-period comparisons. We sometimes refer to comparable net sales as comparable sales.

Adjusted Gross Profit: Represents gross profit excluding the effect of the amortization of the step-up in inventory from material acquisitions. We believe adjusted gross profit is useful to investors and management because it reflects underlying gross profit without the effect of inventory adjustments resulting from acquisitions that we consider to be outside our core operations and facilitates meaningful period-to-period comparisons.

Adjusted Selling, General and Administrative (SG&A) Expenses: Represents selling, general and administrative expenses excluding transaction and integration expenses related to our material acquisitions. We believe adjusted SG&A expenses are useful to investors and management because they reflect underlying SG&A expenses without the effect of expenses related to acquiring and integrating acquisitions that we consider to be outside our core operations and facilitate meaningful period-to-period comparisons.

Adjusted Operating Income/Adjusted Income Before Taxes/Adjusted Net Income/Adjusted Net Income Per Diluted Share: Represents operating income, income before taxes, net income, and net income per diluted share excluding restructuring charges, the amortization of intangibles, the amortization of the step-up in value of inventory, the change in fair value of contingent consideration, transaction and integration expenses associated with material acquisitions, non-recurring items in interest expense or other income/expense such as expenses associated with debt refinancing, a bond redemption, or a pension curtailment, and other non-recurring items as well as all unusual and discrete income tax adjustments, including income tax related to the foregoing. We believe these adjusted non-GAAP financial measures are useful to investors and management because they reflect our underlying operating performance before items that we consider to be outside our core operations and facilitate meaningful period-to-period comparisons. Senior management’s incentive compensation is derived, in part, using adjusted operating income and adjusted net income per diluted share, which is derived from adjusted net income. We sometimes refer to adjusted net income per diluted share as adjusted earnings per share.

Adjusted Income Tax Expense/Rate: Represents income tax expense/rate excluding the tax effect of the items that have been excluded from adjusted income before taxes, unusual income tax items such as the impact of tax audits and changes in laws, significant reserves for cash repatriation, excess tax benefits/losses, and other discrete tax items. We believe our adjusted income tax expense/rate is useful to investors because it reflects our baseline income tax expense/rate before benefits/losses and other discrete items that we consider to be outside our core operations and facilitates meaningful period-to-period comparisons.

Adjusted EBITDA: Represents net income excluding the effects of depreciation, stock-based compensation expense, amortization of intangibles, the change in fair value of contingent consideration, interest expense, net, other (income) expense, net, and income tax expense, the amortization of the step-up in value of inventory, transaction and integration expenses associated with material acquisitions, restructuring charges, non-recurring items in interest expense or other income/expense such as expenses associated with debt refinancing, a bond redemption, or a pension curtailment and other non-recurring items. We believe adjusted EBITDA is useful to investors because it reflects our underlying cash profitability and adjusts for certain non-cash charges, and items that we consider to be outside our core operations and facilitates meaningful period-to-period comparisons.

Free Cash Flow: Represents cash flow from operating activities less cash used for additions to property, plant and equipment, plus cash proceeds from the disposition of assets. We believe free cash flow is useful to investors because it measures our available cash flow for paying dividends, funding strategic material acquisitions, reducing debt, and repurchasing shares.

Net Leverage Ratio: Represents balance sheet debt, plus debt origination costs and less any cash and cash equivalents divided by adjusted EBITDA. We believe that net leverage ratio is useful to investors since the company has the ability to, and may decide to use a portion of its cash and cash equivalents to retire debt.

This earnings release also provides forward-looking non-GAAP adjusted earnings per share, free cash flow, adjusted EBITDA, net leverage ratio and adjusted tax rate. We do not provide a reconciliation of forward-looking adjusted earnings per share, free cash flow, adjusted EBITDA, net leverage ratio or adjusted tax rate to GAAP because the GAAP financial measure is not accessible on a forward-looking basis and reconciling information is not available without unreasonable effort due to the inherent difficulty of forecasting and quantifying certain amounts that are necessary for such a reconciliation, including adjustments that could be made for restructuring, integration and acquisition-related expenses, the variability of our tax rate and the impact of foreign currency fluctuation and material acquisitions, and other charges reflected in our historical numbers. The probable significance of each of these items is high and, based on historical experience, could be material.

ACCO Brands Corporation and Subsidiaries
Reconciliation of GAAP to Adjusted Non-GAAP Information (Unaudited)
(In millions, except per share data)

The following tables set forth a reconciliation of certain Consolidated Statements of Income information reported in accordance with GAAP to adjusted Non-GAAP Information for the twelve months ended December 31, 2021 and 2020.

		Twelve Months Ended December 31, 2021
		Gross Profit	% of Sales	SG&A	% of Sales	Operating Income	% of Sales	Income before Tax	% of Sales	Income Tax (Benefit) Expense (E)	Tax Rate	Net Income	% of Sales
Reported GAAP		$614.9	30.4%	$392.6	19.4%	$151.0	7.5%	$111.4	5.5%	$9.5	8.5%	$101.9	5.0%
Reported GAAP diluted income per share (EPS)												$1.05
Inventory step-up amortization	(A)	3.0		—		3.0		3.0		0.9		2.1
Transaction and integration expenses	(B)	—		(2.6)		2.6		2.6		0.7		1.9
Restructuring charges		—		—		6.0		6.0		1.5		4.5
Amortization of intangibles		—		—		46.3		46.3		12.6		33.7
Change in fair value of contingent consideration	(C)	—		—		19.0		19.0		4.8		14.2
Refinancing costs	(D)	—		—		—		3.7		1.0		2.7
Operating tax gains	(G)	—		—		—		(10.9)		(3.6)		(7.3)
Bond redemption	(E)	—		—		—		9.8		2.6		7.2
Pension curtailment	(F)	—		—		—		1.4		0.4		1.0
Other		—		—		—		0.2		—		0.2
Other discrete tax items	(H)	—		—		—		—		25.3		(25.3)
Adjusted Non-GAAP		$617.9	30.5%	$390.0	19.3%	$227.9	11.3%	$192.5	9.5%	$55.7	28.9%	$136.8	6.8%
Adjusted diluted income per share (Adjusted EPS)												$1.41

		Twelve Months Ended December 31, 2020
		SG&A	% of Sales	Operating Income	% of Sales	Income before Tax	% of Sales	Income Tax Expense (E)	Tax Rate	Net Income	% of Sales
Reported GAAP		$336.3	20.3%	$112.4	6.8%	$78.6	4.7%	$16.6	21.1%	$62.0	3.7%
Reported GAAP diluted income per share (EPS)										$0.65
Transaction and integration expenses	(B)	(4.4)		4.4		4.4		1.2		3.2
Restructuring charges		—		10.9		10.9		2.9		8.0
Amortization of intangibles		—		32.8		32.8		8.7		24.1
Operating tax gain	(G)	—		—		(2.0)		—		(2.0)
Other discrete tax items	(H)	—		—		—		3.8		(3.8)
Adjusted Non-GAAP		$331.9	20.1%	$160.5	9.7%	$124.7	7.5%	$33.2	26.6%	$91.5	5.5%
Adjusted diluted income per share (Adjusted EPS)										$0.95

See "Notes to Reconciliations of GAAP to Adjusted Non-GAAP Information and Net Income to Adjusted EBITDA (Unaudited)" for further information regarding adjusted items.

ACCO Brands Corporation and Subsidiaries
Reconciliation of GAAP to Adjusted Non-GAAP Information (Unaudited)
(In millions, except per share data)

The following tables set forth a reconciliation of certain Consolidated Statements of Income information reported in accordance with GAAP to adjusted Non-GAAP Information for the three months ended December 31, 2021 and 2020.

		Three Months Ended December 31, 2021
		SG&A	% of Sales	Operating Income	% of Sales	Income before Tax	% of Sales	Income Tax Expense (E)	Tax Rate	Net Income	% of Sales
Reported GAAP		$99.1	17.4%	$63.6	11.2%	$57.2	10.0%	$3.7	6.5%	$53.5	9.4%
Reported GAAP diluted income per share (EPS)										$0.55
Transaction and integration expenses	(B)	(0.1)		0.1		0.1		—		0.1
Restructuring charges		—		1.8		1.8		0.2		1.6
Amortization of intangibles		—		11.1		11.1		2.0		9.1
Change in fair value of contingent consideration	(C)	—		2.5		2.5		(0.2)		2.7
Operating tax gains	(G)	—		—		(1.6)		(0.5)		(1.1)
Other		—		—		0.2		—		0.2
Other discrete tax items	(H)	—		—		—		13.0		(13.0)
Adjusted Non-GAAP		$99.0	17.4%	$79.1	13.9%	$71.3	12.5%	$18.2	25.5%	$53.1	9.3%
Adjusted diluted income per share (Adjusted EPS)										$0.54

		Three Months Ended December 31, 2020
		SG&A	% of Sales	Operating Income	% of Sales	Income before Tax	% of Sales	Income Tax Expense (E)	Tax Rate	Net Income	% of Sales
Reported GAAP		$88.6	19.3%	$42.2	9.2%	$32.7	7.1%	$2.9	8.9%	$29.8	6.5%
Reported GAAP diluted income per share (EPS)										$0.31
Transaction and integration expenses	(B)	(3.6)		3.6		3.6		1.0		2.6
Restructuring charges		—		3.6		3.6		0.9		2.7
Amortization of intangibles		—		8.7		8.7		2.3		6.4
Operating tax gain	(G)	—		—		(0.2)		—		(0.2)
Other discrete tax items	(H)	—		—		—		4.2		(4.2)
Adjusted Non-GAAP		$85.0	18.5%	$58.1	12.6%	$48.4	10.5%	$11.3	23.3%	$37.1	8.1%
Adjusted diluted income per share (Adjusted EPS)										$0.39

See "Notes to Reconciliations of GAAP to Adjusted Non-GAAP Information and Net Income to Adjusted EBITDA (Unaudited)" for further information regarding adjusted items.

ACCO Brands Corporation and Subsidiaries
Reconciliation of Net Income to Adjusted EBITDA (Unaudited)
(In millions)

The following table sets forth a reconciliation of net income reported in accordance with GAAP to Adjusted EBITDA.

		Three Months Ended December 31,			Twelve Months Ended December 31,
		2021	2020	% Change	2021	2020	% Change
Net income		$53.5	$29.8	79.5%	$101.9	$62.0	64.4%
Inventory step-up amortization(a)	(A)	—	—	NM	3.0	—	NM
Transaction and integration expenses	(B)	0.1	3.6	(97.2)%	2.6	4.4	(40.9)%
Restructuring charges		1.8	3.6	(50.0)%	6.0	10.9	(45.0)%
Change in fair value of contingent consideration	(C)	2.5	—	NM	19.0	—	NM
Pension curtailment	(F)	—	—	NM	1.4	—	NM
Depreciation		10.0	9.7	3.1%	39.4	37.9	4.0%
Stock-based compensation		3.0	1.3	130.8%	15.2	6.5	133.8%
Amortization of intangibles		11.1	8.7	27.6%	46.3	32.8	41.2%
Interest expense, net		9.6	9.9	(3.0)%	44.4	37.8	17.5%
Other expense, net		(0.9)	0.8	NM	3.1	1.6	93.8%
Income tax expense		3.7	2.9	27.6%	9.5	16.6	(42.8)%
Adjusted EBITDA (non-GAAP)		$94.4	$70.3	34.3%	$291.8	$210.5	38.6%

Adjusted EBITDA as a % of Net Sales		16.6%	15.3%		14.4%	12.7%

Net Leverage Ratio (Net Debt/Adjusted EBITDA):					2021	2020
Total debt per balance sheet					$997.1	$1,131.1
Add debt origination costs					9.6	5.5
Less cash and cash equivalents					41.2	36.6
Net Debt (non-GAAP)					$965.5	$1,100.0

Net Leverage Ratio (non-GAAP)					3.3	5.2
See "Notes to Reconciliations of GAAP to Adjusted Non-GAAP Information and Net Income to Adjusted EBITDA (Unaudited)" for further information regarding adjusted items.

Reconciliation of Net Cash Used by Operating Activities to Free Cash Flow (Unaudited)
(In millions)

The following table sets forth a reconciliation of net cash provided by operating activities reported in accordance with GAAP to Free Cash Flow.

	Three Months Ended December 31, 2021	Three Months Ended December 31, 2020	Twelve Months Ended December 31, 2021	Twelve Months Ended December 31, 2020
Net cash provided by operating activities	$115.6	$97.4	$159.6	$119.2

Net cash (used) provided by:
Additions to property, plant and equipment	(7.3)	(3.5)	(21.2)	(15.3)
Free cash flow (non-GAAP)	$108.3	$93.9	$138.4	$103.9

Notes to Reconciliations of GAAP to Adjusted Non-GAAP Information and Net Income to Adjusted EBITDA (Unaudited)

A.Represents the amortization of step-up in the value of inventory associated with the PowerA acquisition.
B.Represents transaction and integration expenses associated with our acquisitions.
C.Represents the change in fair value of the contingent consideration for the PowerA acquisition. The change in fair value of the contingent consideration is assessed every quarter and is included as an expense in the consolidated statements of income.
D.Represents the write-off of debt issuance costs and other costs associated with the Company's debt refinancing and discharge of its obligations on the senior unsecured notes due in 2024.
E.Represents a call premium on the redemption of the senior unsecured notes due in 2024.
F.Represents a pension curtailment related to a restructuring project.
G.Represents certain indirect tax credits in Brazil of $10.9 million for the first twelve months of 2021. Represents certain indirect tax credits in Brazil and Mexico of $2.0 million for the first twelve months of 2020.
H.The adjustments to income tax expense include the effects of the adjustments outlined above and discrete tax adjustments.

ACCO Brands Corporation and Subsidiaries
Supplemental Business Segment Information and Reconciliation (Unaudited)
(In millions)

	2021					2020					Changes
					Adjusted					Adjusted
		Reported		Adjusted	Operating		Reported		Adjusted	Operating			Adjusted	Adjusted
		Operating		Operating	Income		Operating		Operating	Income			Operating	Operating
	Reported	Income	Adjusted	Income	(Loss)	Reported	Income	Adjusted	Income	(Loss)	Net Sales	Net Sales	Income	Income	Margin
	Net Sales	(Loss)	Items	(Loss) (A)	Margin (A)	Net Sales	(Loss)	Items (B)	(Loss) (A)	Margin (A)	$	%	(Loss) $	(Loss) %	Points
Q1:
ACCO Brands North America	$188.8	$(0.7)	$11.9	$11.2	5.9%	$167.8	$7.6	$3.3	$10.9	6.5%	$21.0	12.5%	$0.3	2.8%	(60)
ACCO Brands EMEA	156.9	16.8	4.4	21.2	13.5%	127.5	12.0	3.2	15.2	11.9%	29.4	23.1%	6.0	39.5%	160
ACCO Brands International	64.8	0.6	2.5	3.1	4.8%	88.8	5.9	2.3	8.2	9.2%	(24.0)	(27.0)%	(5.1)	(62.2)%	(440)
Corporate	—	(17.8)	6.9	(10.9)		—	(8.1)	0.2	(7.9)		—		(3.0)
Total	$410.5	$(1.1)	$25.7	$24.6	6.0%	$384.1	$17.4	$9.0	$26.4	6.9%	$26.4	6.9%	$(1.8)	(6.8)%	(90)

Q2:
ACCO Brands North America	$295.1	$53.8	$6.1	$59.9	20.3%	$231.7	$37.4	$7.9	$45.3	19.6%	$63.4	27.4%	$14.6	32.2%	70
ACCO Brands EMEA	157.0	9.9	3.9	13.8	8.8%	88.3	(1.8)	4.0	2.2	2.5%	68.7	77.8%	11.6	527.3%	630
ACCO Brands International	65.7	2.8	2.0	4.8	7.3%	46.9	(4.4)	2.8	(1.6)	(3.4)%	18.8	40.1%	6.4	400.0%	1,070
Corporate	—	(16.6)	5.3	(11.3)		—	(12.7)	—	(12.7)		—		1.4
Total	$517.8	$49.9	$17.3	$67.2	13.0%	$366.9	$18.5	$14.7	$33.2	9.0%	$150.9	41.1%	$34.0	102.4%	400

Q3:
ACCO Brands North America	$287.5	$34.6	$7.0	$41.6	14.5%	$238.5	$22.9	$3.1	$26.0	10.9%	$49.0	20.5%	$15.6	60.0%	360
ACCO Brands EMEA	161.1	13.4	3.9	17.3	10.7%	136.4	16.7	3.4	20.1	14.7%	24.7	18.1%	(2.8)	(13.9)%	(400)
ACCO Brands International	78.1	7.3	2.5	9.8	12.5%	69.2	3.7	2.0	5.7	8.2%	8.9	12.9%	4.1	71.9%	430
Corporate	—	(16.7)	5.0	(11.7)		—	(9.0)	—	(9.0)		—		(2.7)
Total	$526.7	$38.6	$18.4	$57.0	10.8%	$444.1	$34.3	$8.5	$42.8	9.6%	$82.6	18.6%	$14.2	33.2%	120

Q4:
ACCO Brands North America	$271.0	$34.2	$7.7	$41.9	15.5%	$184.1	$15.1	$6.0	$21.1	11.5%	$86.9	47.2%	$20.8	98.6%	400
ACCO Brands EMEA	187.9	21.6	3.3	24.9	13.3%	171.7	24.7	3.6	28.3	16.5%	16.2	9.4%	(3.4)	(12.0)%	(320)
ACCO Brands International	111.4	20.9	2.0	22.9	20.6%	104.3	10.4	2.9	13.3	12.8%	7.1	6.8%	9.6	72.2%	780
Corporate	—	(13.1)	2.5	(10.6)		—	(8.0)	3.4	(4.6)		—		(6.0)
Total	$570.3	$63.6	$15.5	$79.1	13.9%	$460.1	$42.2	$15.9	$58.1	12.6%	$110.2	24.0%	$21.0	36.1%	130

YTD:
ACCO Brands North America	$1,042.4	$121.9	$32.7	$154.6	14.8%	$822.1	$83.0	$20.3	$103.3	12.6%	$220.3	26.8%	$51.3	49.7%	220
ACCO Brands EMEA	662.9	61.7	15.5	77.2	11.6%	523.9	51.6	14.2	65.8	12.6%	139.0	26.5%	11.4	17.3%	(100)
ACCO Brands International	320.0	31.6	9.0	40.6	12.7%	309.2	15.6	10.0	25.6	8.3%	10.8	3.5%	15.0	58.6%	440
Corporate	—	(64.2)	19.7	(44.5)		—	(37.8)	3.6	(34.2)		—		(10.3)
Total	$2,025.3	$151.0	$76.9	$227.9	11.3%	$1,655.2	$112.4	$48.1	$160.5	9.7%	$370.1	22.4%	$67.4	42.0%	160

(A) See "Notes to Reconciliations of GAAP to Adjusted Non-GAAP Information and Net Income to Adjusted EBITDA (Unaudited)" for further information regarding adjusted items.
(B) 2020 historical data has been restated to exclude amortization of intangibles. This has resulted in additional amounts included within the adjusted items for the year ended December 31, 2020 of $32.8 million, including $12.5 million, $13.6 million, and $6.7 million for the ACCO Brands North America, EMEA, and International segments, respectively.

ACCO Brands Corporation and Subsidiaries
Supplemental Net Sales Change Analysis (Unaudited)

	% Change - Net Sales				$ Change - Net Sales (in millions)
	GAAP	Non-GAAP			GAAP	Non-GAAP

				Comparable				Comparable
	Net Sales	Currency		Net Sales	Net Sales	Currency		Net Sales	Comparable
	Change	Translation	Acquisition	Change (A)	Change	Translation	Acquisition	Change (A)	Net Sales
Q1 2021:
ACCO Brands North America	12.5%	0.6%	30.7%	(18.8)%	$21.0	$1.0	$51.5	$(31.5)	$136.3
ACCO Brands EMEA	23.1%	9.6%	6.7%	6.8%	29.4	12.2	8.6	8.6	136.1
ACCO Brands International	(27.0)%	2.8%	2.9%	(32.7)%	(24.0)	2.5	2.6	(29.1)	59.7
Total	6.9%	4.1%	16.3%	(13.5)%	$26.4	$15.7	$62.7	$(52.0)	$332.1

Q2 2021:
ACCO Brands North America	27.4%	1.7%	17.5%	8.2%	$63.4	$3.9	$40.5	$19.0	$250.7
ACCO Brands EMEA	77.8%	15.4%	8.2%	54.2%	68.7	13.6	7.2	47.9	136.2
ACCO Brands International	40.1%	13.2%	6.4%	20.5%	18.8	6.2	3.0	9.6	56.5
Total	41.1%	6.5%	13.8%	20.8%	$150.9	$23.7	$50.7	$76.5	$443.4

Q3 2021:
ACCO Brands North America	20.5%	0.8%	18.9%	0.8%	$49.0	$2.0	$45.1	$1.9	$240.4
ACCO Brands EMEA	18.1%	1.7%	6.1%	10.3%	24.7	2.3	8.3	14.1	150.5
ACCO Brands International	12.9%	3.3%	4.9%	4.7%	8.9	2.3	3.4	3.2	72.4
Total	18.6%	1.5%	12.8%	4.3%	$82.6	$6.6	$56.8	$19.2	$463.3

Q4 2021:
ACCO Brands North America	47.2%	0.3%	34.1%	12.8%	$86.9	$0.5	$62.7	$23.7	$207.8
ACCO Brands EMEA	9.4%	(3.5)%	7.8%	5.1%	16.2	(6.0)	13.4	8.8	180.5
ACCO Brands International	6.8%	(2.3)%	3.2%	5.9%	7.1	(2.4)	3.3	6.2	110.5
Total	24.0%	(1.7)%	17.3%	8.4%	$110.2	$(7.9)	$79.4	$38.7	$498.8

2021 YTD:
ACCO Brands North America	26.8%	0.9%	24.3%	1.6%	$220.3	$7.4	$199.8	$13.1	$835.2
ACCO Brands EMEA	26.5%	4.2%	7.2%	15.1%	139.0	22.1	37.5	79.4	603.3
ACCO Brands International	3.5%	2.8%	4.0%	(3.3)%	10.8	8.6	12.3	(10.1)	299.1
Total	22.4%	2.3%	15.1%	5.0%	$370.1	$38.1	$249.6	$82.4	$1,737.6
(A) Comparable net sales represents net sales excluding material acquisitions and with current-period foreign operation sales translated at prior-year currency rates.